EXHIBIT 99.3

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquiror may purchase securities otherwise than under the share exchange, such as in the open market or privately negotiated purchases.

[Translation]

Public Notice Regarding Share Exchange

February 14, 2012

To shareholders, stock option holders and whom it may concern:

Next Japan Holdings Company, Limited
Kei Saito
Representative Director and President
2-1-3, Nihonbashibakurocho, Chuo-ku, Tokyo

Next Japan Holdings Company, Limited (“Next Japan”) hereby provides public notice that a resolution was passed at its board of directors’ meeting held on today to conduct a share exchange by which J Trust Co., Ltd. (location of head office: 1-7-12, Toranomon, Minato-ku, Tokyo) will become the wholly-owning parent company of Next Japan, effective as of April 30, 2012.

In conjunction with the share exchange, those shareholders who request Next Japan to purchase their shares pursuant to Article 785, paragraph 1 of the Companies Act and those stock option holders who request Next Japan to purchase their shares pursuant to Article 787, paragraph 1 of the Companies Act are hereby requested to notify Next Japan in writing of such intent and the number of shares or the number of stock options subject to such request, during the period commencing 20 days before the effective date and ending on the day immediately before the effective date (April 10, 2012 to April 29, 2012).

When the shareholders provide such notice, the shareholders are requested to provide the name of the account-management institution at which their transfer accounts are held, the account holder’s account number, and the telephone numbers at which they may be contacted.

In addition, when providing such notice, the shareholders are requested to follow the following procedures at the account-management institution at which their transfer accounts are held:

(1)	Request to issue an individual shareholder notice (kobetsu kabunushi tsuchi) to the Company; and

(2)	Application to transfer shares subject to the request to the designated account set forth below.

*	If the transfer of shares to the designated account set forth below is not completed by April 27, 2012, the relevant shareholder may not be able to exercise his/her right to request purchase of his/her shares, for practical reasons concerning share transfer procedures. Therefore, it is necessary to make the application for transfer as set forth in item (2) above to the account-management institution by around April 20, 2012; however, since the specific period required for a transfer depends on each institution, the shareholders are hereby requested to contact their account-management institution with regard thereto. Next Japan requests that the shareholders kindly understand the arrangement above, as this serves to avoid the situation of shareholders being unable to exercise their right to request purchase of their shares, and to secure certainty of exercising such right.

*	For further clarification, please contact the Operational Planning Department of Next Japan (Tel.: 81-3-5695-0091).

Account holder: Next Japan Holding Company, Limited

Participant account code: 002887128008890000000

End.